Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-72325, 333-37326, and 333-99859) on Form S-8 and (Nos. 333-122973, 333-126672, 333-134448, 333-140506, and 333-155455) on Form S-3 of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Sanders Morris Harris Group Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Sanders Morris Harris Group Inc.

Our report with respect to the consolidated financial statements refers to a change in method for accounting for certain securities owned in 2008 due to the adoption of FASB Statement No. 157, Fair Value Measurements.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
March 16, 2009